Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-196347) of Zumiez Inc. (the “Company”) pertaining to the Zumiez Inc. 2014 and 2023 Equity Incentive Plan of our report dated March 20, 2023, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the period ended January 28, 2023, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington
June 14, 2023